Exhibit 10.17

RETIREMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Retirement Agreement and Release of All Claims (“Agreement”) is made by and between Michael J. Casella (“Casella”) and Navigators Management Company, Inc. (“NMC”) and was given to Casella on March 8, 2019.  In consideration of the covenants and agreements contained in this document and the consideration described herein, Casella and NMC (collectively, the “Parties”) agree as follows:

1.

Retirement from Employment.  Casella’s employment with NMC shall terminate effective on March 15, 2019 (the “Termination Date”).  Effective on the Termination Date, Casella shall resign from all Board of Director and officer positions with NMC and its subsidiaries and affiliates, including, without limitation, such regulated entities as Navigators Underwriting Agency Limited, Navigators Corporate Underwriters Ltd., Navigators International Insurance Company Ltd., Assurances Continentales – Continentale Verzekeringen NV, Navigators Insurance Company and Navigators Specialty Insurance Company.

2.

NMC’s Obligations.  If Casella timely provides to NMC a fully executed original of this Agreement, does not revoke his agreement pursuant to Paragraph 11(g), and otherwise fulfills his obligations under this Agreement, NMC will:

(a)

pay to Casella, no later than 30 calendar days following the Termination Date, a cash payment in the amount of $2,042,166 (“Cash Payment”) which reflects all amounts owed under the President’s Award Agreement between the parties dated August 14, 2018 (the “President’s Award Agreement”) compensation for Casella’s outstanding and unvested stock and six month’s severance, and apartment/parking lease-breaking fees, all of which shall be accepted as sufficient compensation for Casella’s obligations under sections 7 and 12 of this Agreement; and

(b)

as noted in Casella’s Offer Letter dated March 4, 2016, provide assignment-related tax preparation services to Casella, including tax preparations for the Cash Payment, for a period of time after the Termination Date, the duration of which will be determined by the Company.

3.

Release by Casella. To the greatest extent permitted by law, Casella, on behalf of himself and his heirs, successors, agents, and assigns, hereby releases and forever discharges NMC, which is specifically defined for purposes of this release to include NMC and all of its and its parent’s predecessor, successor, subsidiary, affiliated and related companies and entities (specifically including, The Navigators Group, Inc., Navigators Insurance Company, and Navigators Specialty Insurance Company) and all of its/their officers, directors, employees, and agents (the “Released Parties”), from any and all liability for any and all claims arising on or prior to the effective date of this Agreement.  For the avoidance of doubt, this shall include The Hartford Financial Services Group, Inc., as the anticipated successor company to The Navigators Group, Inc.  This release includes, but is not limited to, any and all claims, rights, demands, and causes of action of any and every kind, whether now known or unknown, real or potential, whether arising out of any claim for wrongful termination, breach of contract, discrimination, harassment, retaliation, and/or any other tort, personal injury, or violation of public policy or statute, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Fair Labor Standards Act, and any and every other federal, state, and local law, statute, and ordinance and that certain Offer Letter dated March 4, 2016 by and between Casella and Navigators Management Company, Inc.  However, nothing in this Agreement shall be construed as waiving or releasing any claim which cannot be waived or released by private agreement of the Parties, or as prohibiting Casella from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”), or as prohibiting Casella from participating in any investigation or proceeding conducted by the EEOC or NLRB.  Casella agrees, however, that by signing this Agreement, he waives all rights to individual relief based on claims asserted in any such EEOC proceeding. Anything to the contrary notwithstanding, nothing herein shall release any of the Released Parties from any liabilities based on  (a) Casella’s right to enforce the terms and conditions of this Agreement, (b) any right or claim that arises after the date this Agreement is executed by Casella, (c) any right Casella may have to vested or accrued benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of NMC or its parents, subsidiaries and affiliates, (d) any rights Casella may have as a shareholder of NMC or any of its subsidiaries or affiliates, (e) Casella’s right to indemnification and advancement of expenses in accordance with applicable laws and/or the certificate of incorporation and by-laws of NMC or its parents, subsidiaries and affiliates or this Agreement or any applicable insurance policy, or (f) any right Casella may have to obtain contribution as permitted by law in the event of entry of judgment against Casella as a result of any act or failure to act for which Casella, on the one hand, and the Released Parties, on the other hand, are jointly liable.

4.

No Knowledge of Improprieties.  Casella acknowledges that he was and is expected to report to NMC or its affiliates known and suspected violations of law by employees, agents and/or customers of NMC or its affiliates, and represents that he has fully complied with this obligation and that he is not aware of an does not suspect any violation of law which he has not previously reported.

5.

Confidentiality of NMC’s Information.  Casella acknowledges and agrees that he was given access to and has obtained knowledge and information about NMC and its subsidiary and affiliated companies which is private, confidential, proprietary, and/or constitutes trade secret information.  As a material provision of this Agreement, Casella agrees to abide by all policies of NMC which limit the dissemination of such information and further to keep all such information completely confidential and not to disclose or publish that information to anyone, including but not limited to past, present, or prospective employees, customers,

2.

vendors, competitors, and/or business partners of NMC, and/or prospective or future employers of Casella, except (a) if disclosure of such information is specifically required by subpoena, court order, any governmental agency having jurisdiction or by any administrative or legislative body (including a committee thereof); (b) if disclosure of such information is required to perform Casella’s obligations under Paragraphs 12 and 13 of this Agreement; (c) if such information becomes generally known to and available for use by the public other than as a result of Casella’s acts or omissions in violation of this Paragraph 5, (d) if disclosure of such information becomes necessary in connection with the defense of any claim brought against Casella, NMC or any of its subsidiaries and affiliates, or (e) if disclosure of such information is made to enforce any rights or defend any claims hereunder or under any other agreement to which Casella is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto. To the extent Casella possesses or possessed such information in written or electronic form, Casella represents and promises that he has returned all such information (including all copies) to NMC.

6.

Nondisparagement.  Casella agrees not to make any written or oral statement about NMC and its subsidiary and affiliated companies (specifically including The Navigators Group, Inc., Navigators Insurance Company, and Navigators Specialty Insurance Company and all of its/their officers, directors, employees, products, and services) which Casella knows or reasonably should know to be untrue and agrees not to make any disparaging or negative written or oral statement concerning NMC and its subsidiary and affiliated companies or any of their successor companies (specifically including but not limited to The Navigators Group, Inc., Navigators Underwriting Agency Limited, Syndicate 1221, Navigators International Insurance Company Ltd., Assurances Continentales – Continentale Verzekeringen NV, Navigators Insurance Company, Navigators Specialty Insurance Company and The Hartford Financial Services Group, Inc., if it shall become a successor company of The Navigators Group, Inc., and all of its/their officers, directors, employees, products, and services) with the intent to cause injury or harm.  Nothing in this Agreement shall prevent the disclosure of truthful information, if required by law.

7.

President’s Award Agreement.  For the avoidance of doubt, Casella covenants and agrees that his obligations’ under the President’s Award Agreement that by their nature survive his termination of employment, including but not limited to those obligations pertaining to non-solicitation and non-hiring of employees and the non-solicitation of customers, agents and others, shall continue after the Termination Date in accordance with their terms.

8.	No Assignment of Claims. Casella warrants that he has not transferred to any other person or entity any of the rights or causes of action released in this Agreement.
9.

No Other Monies Due.  Except as provided in Paragraphs 2, 12 and 13 and the following “Accrued Obligations”, no other money, expense, cost, or fee shall be paid by NMC to Casella as part of this Agreement: (a) accrued but unpaid base

3.

salary through the Termination Date; (b) payment for accrued but unused vacation days through the Termination Date; (c) any unreimbursed business expenses properly incurred by Casella on or prior to the Termination Date; and (d) compensation and benefits payable to Casella under the terms or rules of NMC’s compensation and benefit plans (other than severance plans, equity compensation plans and bonus plans) in which Casella participated prior to the Termination Date.

10.

Certification of Understanding.  Casella certifies that he understands and has voluntarily agreed to all of the terms of this Agreement.  Casella also certifies that he does not rely and has not relied on any representation or statement made by NMC or by any agent, representative, or attorney of NMC with regard to the subject matter of this Agreement, except as set forth herein.

11.	Fairness of Agreement. Casella understands and agrees that he:
a.	Has had more than twenty-one (21) days within which to consider this Agreement before executing it.
b.	Has carefully read and fully understands all of the provisions of this Agreement.
c.

Is, through this Agreement, releasing NMC and related entities and individuals (as described in Paragraph 3) from any and all claims he has or may have against it/them, including claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.).

d.	Knowingly and voluntarily agrees to all of the terms of this Agreement.
e.	Knowingly and voluntarily intends to be legally bound by all of the terms of this Agreement.
f.	Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement.
g.

Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.  Any such revocation must be in a writing received by Denise Lowsley, Senior Vice President, by the seventh (7th) day, or Ms. Lowsley must be notified by phone on or before the seventh (7th) day and a written revocation must then be received by him within seven (7) days thereafter.

4.

h.	Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.
12.

Post-Separation Cooperation.  For a period of one year following the Termination Date, Casella agrees to cooperate with and make himself reasonably available to NMC (including its subsidiary and affiliated companies and its/their employees, and any successor company of NMC or its affiliated companies) to provide information that was learned by him during his employment. In the event any such persons require Casella’s cooperation in accordance with this Paragraph 12, NMC shall, upon receipt of appropriate documentation from Casella, reimburse Casella for reasonable costs and expenses incurred by Casella as a result of providing such cooperation (including travel expenses at the same level of travel and accommodations as when he was an executive of NMC). It is anticipated that this cooperation obligation will be limited to periodic telephone and email communications. Casella acknowledges that the consideration provided to him in this Agreement is ample compensation for his cooperation.

13.

Indemnification.  NMC and its subsidiary and affiliated companies agree to indemnify Casella against any claim which has been or which may be asserted against him based on his acts or omissions arising out of his employment or service as an officer or director of NMC or any of its subsidiaries or affiliates, consistent with and to the fullest extent permitted by applicable law and/or the relevant certificate of incorporation and bylaws or other constituent documents for the relevant subsidiary or affiliate. NMC shall also continue to provide Casella with directors and officers liability insurance coverage (which shall be substantially the same as his coverage prior to the Termination Date) for all claims which have been or may be asserted against him based on his acts or omissions arising out of his employment or service as an officer or director of NMC or any of its subsidiaries or affiliates.  Casella, in turn, agrees to cooperate fully with NMC and its subsidiary and affiliated companies with regard to the defense of any such claims.

14.

No Admission of Liability.  This Agreement and compliance therewith shall not be construed as an admission by NMC or Casella of any liability whatsoever or as an admission of any wrongdoing.  NMC and Casella specifically disclaim all wrongdoing and disclaim any liability to the other for any alleged violation of the other’s rights, including any violation of common law, statute, or contract.

15.

Compliance With Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code.  Notwithstanding anything herein to the contrary, (i) if at the time of Casella’s separation of employment with NMC, he is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation of employment is necessary in order to prevent any accelerated or additional tax under Section 409A

5.

of the Code, then NMC will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Casella) until the date that is six months following Casella’s separation from employment with NMC (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Casella hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by NMC, that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to Casella under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Casella in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  All payments to be made upon a separation from employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code.

16.

Governing Law.  This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Connecticut and any dispute arising out of or related to this Agreement shall be submitted to the state or federal courts located in the County of Fairfield in the State of Connecticut, whose jurisdiction is hereby consented to by the parties.

17.

Severability.  Should any clause or provision of this Agreement be declared illegal or unenforceable, it shall be modified as minimally necessary to be enforceable.  If the provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

18.	Amendment. This Agreement may not be modified, altered or changed, except upon express written consent of an officer of NMC and Casella, wherein specific reference is made to this Agreement.
19.	Entire Agreement of the Parties. This document supersedes any and all prior agreements or understandings, written or oral, pertaining to matters encompassed by this Agreement.
20.

Signatures.  This Agreement shall have no force or effect unless and until it is signed by Casella and an authorized representative of NMC, and then only after the revocation period set forth in Paragraph 11(g) has expired.

21.	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

6.

22.

Construction.  The headings and captions of this Agreement are inserted for convenience only and shall not be deemed part of this Agreement for any purpose whatsoever.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

23.

Notices.  Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally or by registered or certified mail (b) on the date of transmission thereof if sent by electronic or facsimile transmission and delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses (or at the other address as a party may specify by notice to the other):  (i) to NMC, to the attention of General Counsel, or such other officer of NMC designated by NMC, at NMC’s principal executive offices; and (ii) to Casella, at his principal residence as set forth in the Company’s records.

24.

Consents.  NMC hereby warrants and represents that (i) the execution and delivery of this Agreement and consummation of all transactions contemplated herein have been duly authorized in accordance with all corporate formalities and this Agreement and the obligations hereunder shall be binding on NMC and all of its subsidiaries and affiliates, as applicable, and (ii) the corporate officer executing this Agreement has been duly authorized to execute and deliver it.

7.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the dates set forth below.

Dated: March 15, 2019	MICHAEL J. CASELLA

/s/ Michael J. Casella

Dated: March 15, 2019		NAVIGATORS MANAGEMENT COMPANY, INC.

	By:	/s/ Denise Lowsley
Name: Denise Lowsley
Title: Chief Human Resources Officer

8.